SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2006

UNITED RENTALS, INC.
UNITED RENTALS (NORTH AMERICA), INC.
(Exact name of Registrants as Specified in their Charters)

Delaware Delaware (States or Other Jurisdiction of Incorporation)	001-14387 001-13663 (Commission file Numbers)	06-1522496 06-1493538 (IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, CT (Address of Principal Executive Offices)		06831 (Zip Code)

Registrants’ telephone number, including area code: (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement

On June 14, 2006, we entered into an employment agreement with Roger E. Schwed, appointing him to serve as our Executive Vice President and General Counsel. Mr. Schwed has over 20 years of legal experience and most recently spent nine years as General Counsel of Maxcor Financial Group Inc. Previously, Mr. Schwed was a corporate attorney specializing in mergers and acquisitions at each of Skadden, Arps, Slate, Meagher & Flom LLP and Cleary Gottlieb Steen & Hamilton LLP. He received his law degree from Columbia University School of Law and his undergraduate degree from Princeton University.

 Certain summary information concerning Mr. Schwed’s employment agreement, which also included a grant of Restricted Stock Units (“RSUs”) and our entering into our standard executive officer indemnification agreement with him, is set forth below:

         Base Salary. Mr. Schwed will be paid a base salary at the annual rate of $400,000.

         Bonuses. Starting in 2007, Mr. Schwed will be eligible to receive an annual cash incentive bonus pursuant to the terms of the company’s Annual Incentive Compensation Plan, with a target amount of 90% of his base salary and a maximum bonus of 125% of his base salary. For 2006, his annual bonus will not be under the Plan, but will be calculated by reference to the same target amounts and performance goals established in accordance with certain Plan provisions, subject to a minimum bonus of $200,000. Mr. Schwed is also elegible for a signing bonus of $35,000.

Restricted Stock Units. Mr. Schwed was granted 45,000 RSUs under the United Rentals, Inc. 2001 Comprehensive Stock Plan. 35,000 of the RSUs will vest ratably in three substantially equal installments on each of June 15, 2007, June 13, 2008 and June 15, 2009, and the other 10,000 RSUs will vest based upon the achievement of two performance goals: (i) specified increases in return on invested capital; and (ii) specified diluted earnings per share. Upon vesting of RSUs, the company will withhold from the number of shares to be delivered to Mr. Schwed a number of shares equal to the minimum of the company’s tax withholding requirements.

Termination, Severance and Change in Control. Mr. Schwed will be employed by us at will, and we or Mr. Schwed may at any time terminate the employment relationship for any reason or no reason. However, if we terminate Mr. Schwed’s employment without Cause or he resigns for Good Reason (as such terms are defined in his employment agreement), we are required (i) to pay him the signing bonus referenced above (to the extent not previously paid), (ii) to pay his COBRA premiums for the shorter of 12 months or until he is re-employed and eligible for coverage elsewhere, and (iii) to pay him severance equal to 190% of his base salary (such percentage equal to 100% of his base salary, plus the target bonus amount of 90%). In addition, if we terminate Mr. Schwed's employment without Cause prior to payment of his 2006 bonus, we are required to pay him a pro-rated portion of the minimum bonus amount described above. If Mr. Schwed resigns without Good Reason, we are required to pay his COBRA premiums for the shorter of 12 months or until he is re-employed and eligible for coverage elsewhere. If Mr. Schwed’s employment is terminated by reason of his death or Disability (as defined in his employment agreement), we are required to pay him  (or his estate) (i) the signing bonus referenced above (to the extent not previously paid), (ii) his COBRA premiums for the shorter of 12 months or until he is re-employed and eligible for coverage elsewhere, and (iii) if such termination is prior to payment of his 2006 bonus, a pro-rated portion of his minimum bonus amount described above.

With respect to the RSUs, if we terminate Mr. Schwed’s employment without Cause or he resigns for Good Reason, or if his employment is terminated by reason of his death or Disability, a pro-rata number of the time-vested RSUs scheduled to vest the following June will become vested. In addition, in the event of a termination by reason of Mr. Schwed’s death or Disability, any performance-vested RSUs that would have vested with respect to the year of termination will vest on the scheduled vesting date. Also, upon a Change in Control (as defined in the Stock Plan), all of the time-vested RSUs that have not yet vested will become vested, and in the event of a termination without Cause or resignation for Good Reason within 12 months following a Change in Control, all of the RSUs that vest on a performance basis will become vested (unless such Change in Control is a going-private transaction, in which case all of the RSUs that vest on a performance basis will become immediately vested).

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 15th day of June, 2006.

UNITED RENTALS, INC.

By:      /s/ Martin E. Welch
            ————————————
Name: Martin E. Welch
Title:   Chief Financial Officer

UNITED RENTALS (NORTH AMERICA), INC.

By:      /s/ Martin E. Welch
            ————————————
Name: Martin E. Welch
Title:   Chief Financial Officer